EXHIBIT 99.1

QUAINT OAK BANCORP, INC. DECLARES TWO-FOR-ONE STOCK SPLIT
IN THE FORM OF A STOCK DIVIDEND

Southampton, Pa., August 13, 2015 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the "Company"), the holding company for Quaint Oak Bank (the "Bank"), announced today that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend, payable September 8, 2015, to stockholders of record as of August 24, 2015.  Under the terms of the stock split, the Company's stockholders will receive a dividend of one share for every share held on the record date.  The dividend will be paid in authorized but unissued shares of common stock of the Company.

The par value of the Company's stock will not be affected by the split and will remain at $0.01 per share.  The Company anticipates that the outstanding shares of stock after the split will be increased from approximately 913,000 shares to 1.8 million shares. The Company's most recent quarterly cash dividend was $0.07 per share payable on August 3, 2015.  The Board of Directors anticipates maintaining the same level of total cash dividends to shareholders post-split, thus the quarterly cash dividend will be adjusted to be $0.035 per share.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce that the Board of Directors has determined that this stock split in the form of a stock dividend is in the best interest of our shareholders, as the reduced trading price per share and the doubling of the shares outstanding will promote new investor interest and enhance liquidity in the market.  As always, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059